Exhibit 99.3

[Frost & Sullivan Letterhead]

August 15, 2018

HUYA Inc.

Building B-1, North Block of Wanda Plaza

No. 79 Wanbo 2nd Road

Panyu District, Guangzhou 511442

The People’s Republic of China

+86-20-8212-0800

Re: HUYA Inc.

Ladies and Gentlemen,

We understand that HUYA Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed follow-on offering (the “Proposed Follow-on Offering”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Follow-on Offering, and in other publicity materials in connection with the Proposed Follow-on Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

/s/ Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Name: Yves Wang

Title: Managing Director, China